UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 15, 2016

Commission File Number:  000-31265

MabVax Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
93-0987903
(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 15, 2016, MabVax Therapeutics Holdings Inc. ("MabVax" or the "Company") announced the appointment of Paul F. Resnick, MD, MBA as Vice President and Chief Business Officer. Dr. Resnick will be primarily responsible for corporate development.

Dr. Resnick has over 20 years of biopharmaceutical experience spanning large pharmaceutical and public and private biotechnology companies encompassing corporate development, product development, licensing and collaboration. From January 2013 to March 2016, Dr. Resnick was Senior Vice President, for Juventas Therapeutics where he was responsible for business and commercial strategy and working with executive management overseeing clinical development and financial and business strategies. From January 2008 to January 2012 he was Vice President, Business Development and member of the executive management team for Intellikine, Inc. (acquired by Takeda Pharmaceuticals), responsible for managing alliances and leading the business development strategy that resulted in securing an acquisition by Takeda Pharmaceuticals. Earlier in his career Dr. Resnick held Director and Senior Director positions at Pfizer, Rinat Neuroscience (acquired by Pfizer), Intermune, Inc. and Roche Pharmaceuticals. Dr. Resnick earned a Doctor of Medicine from The Medical College of Wisconsin and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

Employment Agreement
On March 24, 2016 the Company and Dr. Resnick executed an Employment Agreement dated as of March 16, 2016. The Employment Agreement is attached to this Current Report as Exhibit 10.1.

Press Release
On April 15, 2016, in connection with the appointment of Dr. Resnick, MabVax issued the press release attached to this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.    Description

10.1                 Employment Agreement between the Company and Paul F. Resnick dated as of March 16, 2016
99.1                 Press Release by the Company, dated April 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MabVax Therapeutics Holdings, Inc.

Date:   April 15, 2016
By:	/s/ J. David Hansen

Name: J. David Hansen
Title: President & CEO

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement between the Company and P aul F. Resnick dated as of March 16, 2016
EX-99.1	Press Release by the Company, dated April 15, 2016